Exhibit (p)(4)

EVERGREEN CAPITAL MANAGEMENT LLC

CODE OF ETHICS

Adoption Date: April 15, 2013

General

This Code of Ethics (“Code”) is predicated on the principle that Evergreen Capital Management LLC (“ECM” or the “Adviser”) owes a fiduciary duty to its clients. Accordingly, ECM’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, ECM must:

—

Place client interests ahead of ECM’s – As a fiduciary, ECM must serve in its clients’ best interests. In other words, ECM employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

—	Engage in personal investing that is in full compliance with ECM’s Code of Ethics – Employees must review and abide by ECM’s Personal Securities Transaction and Insider Trading Policies.
—

Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ECM, or on behalf of an advisory client.

—	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940.

Any questions with respect to ECM’s Code should be directed to the Chief Compliance Officer (“CCO”) and/or the Portfolio Associate. As discussed in greater detail below, employees must promptly report any violations of the Code to the CCO. All reported Code violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All supervised employees, directors, officers and partners of ECM (collectively “Employees”), and consultants closely associated with the Firm, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that ECM expects from its Employees and consultants:

—

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

1 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

—	Place the integrity of the investment profession, the interests of clients, and the interests of ECM above one’s own personal interests;
—	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
—	Avoid any actual or potential conflict of interest;
—	Conduct all personal securities transactions in a manner consistent with this policy;
—

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

—	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
—	Promote the integrity of, and uphold the rules governing, capital markets;
—	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals;
—	Comply with applicable provisions of the federal securities laws.[2]

1.	Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an “exempted security,” as defined below, or the employee has complied with the Personal Security Transaction Policy set forth below.

Personal Trading Procedures

Employees are required to maintain all personal securities accounts at an approved ECM custodian/brokerage account (“Approved Broker”). Exception to this policy may only be obtained by an Employee from the CCO. For Employee accounts that are not a managed account at ECM, an Employee must submit trade requests to the Portfolio Associate who will execute the transaction in the Approved Broker account only after all managed account orders have been filled for the day.

Pre-Clearance and Personal Security Trading Procedures

ECM’s employees must have written pre-clearance for all personal securities transactions before completing the transactions for accounts that are not maintained at an Approved Broker. Employees must submit an email request to the Portfolio Associate prior to placing a trade in any non-Approved Broker account. Once pre-clearance is granted by the Portfolio Associate, or, in his absence, the CCO, the employee is permitted to execute the transaction only after 12 pm pacific standard time on the day the approval was granted and must be executed on the day the approval was granted. . No pre-clearance is required for the exempted transactions noted below.

2 “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

A. Persons and Accounts Covered by the Code

1.	Employees

The Code applies to all of the Adviser’s Employees and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

2.	Access Persons

Certain provisions of the Code apply only to the Adviser’s “access persons”. Access persons are defined as any Employee who:

—	Has access to nonpublic information regarding any client purchases or sales of securities or

—	Is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic.

All of the Adviser’s Employees are considered access persons.

3.	Accounts

The requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account”.

a. Personal Accounts

The term “personal account” means any securities account in which an Employee has any direct or indirect “beneficial ownership,” and includes any personal account of an Employee’s immediate family member (including any relative by blood or marriage either living in the Employee’s household or financially dependent on the Employee). Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For examples of indirect beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.	Reporting of Personal Accounts

With respect to any account established by the Employee in which any securities were held during the quarter for the direct or indirect benefit of the Employee, the following information is required to be provided to the CCO at least quarterly, no later than 30 days after the end of a calendar quarter:

i.	The name of the broker, dealer or bank with whom the Access Person established the account;

ii.	The date the account was established; and

iii.	The date that the report is submitted by the Access Person.

c. Access persons considering opening a new brokerage account must report this to the CCO to discuss potential reporting obligations. Covered Securities

The term “covered securities” includes all securities defined as “reportable securities” under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and includes but is not limited to (for purposes of this Code):

—	Debt and equity securities;

—	Options on securities, on indices, and on currencies;

—

All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds and private equity funds), and interests in investment clubs;

—	Closed-end mutual funds and closed-end unit trusts; and

—	Any exchange-traded fund (“ETF”) which is not an Approved ETF (as defined below).

The term “covered securities,” however, does not include the following or exempted transactions:

—	Direct obligations of the U.S. government (e.g., treasury securities);

—	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

—	Shares issued by money market funds;

—	Shares of open-end mutual funds or open-end unit trusts other than a “Reportable Fund”[3] (e.g. GKE Asian Opportunities Fund) and

—	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Adviser (or the Adviser’s affiliates).

Any questions regarding the application of these terms will be addressed by the CCO.

B. Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws and the rules governing capital markets.

[3]

A “Reportable Fund” means (a) any fund for which ECM serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (b) any fund whose investment adviser or principal underwriter controls ECM, is controlled by ECM, or is under common control with ECM.

The CCO administers the Code. All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Adviser to comply with all applicable federal securities laws and (ii) the CCO to discharge his duties under the Adviser’s Compliance Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner when dealing with clients, the Funds, shareholders, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Adviser’s services, and engaging in other professional activities.

Employees are generally expected to discuss any perceived risks, or concerns about the Adviser’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

C. Securities Holdings Reports by Access Persons

1.	Initial and Annual Holdings Reports

a. Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to the CCO, or his designee the Portfolio Associate, that disclose all covered securities held in any personal account. Each such report must contain, at a minimum:

(1) the title and type of covered security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each covered security in any personal account;

(2) the name and account information of any broker, dealer or bank with which the access person maintains any personal account; and

(3) the date on which the access person submits the report.

b. Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit B, within the following time frames:

(1) no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(2) at least once each year thereafter within 45 days of the end of the Adviser’s fiscal year, and the information contained in the report must be current as of the end of such fiscal year.

2.	Quarterly Transaction Reports

a. Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the CCO, or his designee the Portfolio Associate, for each covered securities transaction in any personal account. The CCO, or his designee the Portfolio Associate, will review all submitted reports for compliance with applicable rules and regulations. The report must contain, at a minimum, the following information for each transaction:

(1) the date of the transaction, the title, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date (if applicable), number of shares, and principal amount of each covered security involved;

(2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) the price of the covered security at which the transaction was effected;

(4) the name of the broker, dealer or bank with or through which the transaction was effected; and

(5) the date on which the access person submits the report.

b. Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Exhibit C, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3.	Exceptions to the Reporting Requirements

No access person is required to submit:

a.	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control.

b.

A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c.

A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

D. Pre-Approval for Initial Public Offerings (IPO) and Private Placements

Every access person must obtain prior written approval (electronically or hard copy) from the CCO before making any personal account investments in any IPO or private placement, including hedge funds. The CCO may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Access persons requesting pre-approval to invest in an IPO or private placement shall provide a completed form as provided in Exhibit D or a similar information for the CCO’s consideration.

E. Trading in a Reportable Fund

Any investment by an employee or its household members in a Reportable Fund, is subject to the excessive trading restrictions in the prospectus and redemption fee, if any. Employees are required to ensure that their transactions in the Reportable Fund are in compliance with the stated disclosures in the prospectus. ECM generally does not permit any waivers to the Reportable Fund’s trading restriction or redemption fee to any Employee or household member, and no employee is permitted to grant any waiver to any shareholder. Any waivers to the Fund’s excessive trading policy or redemption fee policy are required to be reported to the CCO.

F. Transactions in Uncovered Securities

Although Employees are not restricted from investing in securities other than covered securities, including open-end mutual funds (except as described herein), it is expected that Employees will use their professional discretion and are discouraged from actively trading such securities. All Employees are prohibited from trading in the shares of mutual funds for their personal accounts and for the Funds managed by the Adviser in a manner inconsistent with a mutual fund’s prospectus.

G. Reporting Violations

ECM takes the potential for conflicts of interest caused by personal investing very seriously. As such, ECM requires its Employees to promptly report any violations of the Code of Ethics to the CCO. ECM’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

Every Employee must immediately report any violation of the Code to the CCO. All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

If the CCO determines that a material violation of this Code has occurred, the CCO will promptly report the violation, and any associated action(s), to the Adviser’s senior management. The Adviser will report to the Fund(s) any violations of the Code and disciplinary actions taken, as requested by the Fund’s Board of Trustees pursuant to Rule 17j-1.

H. Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•

The Employee seeking the exception provides the CCO with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

•	The CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee’s or the Adviser’s fiduciary duty to any Fund; and

•	The Employee provides any supporting documentation that the CCO may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

I. Administration of the Code

The Portfolio Associate will review all quarterly transaction reports for compliance with this Code and will prepare a written summary of his review at least quarterly and submit his findings to the CCO. The Portfolio Associate will review access person’s trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate improper trading activities.

The Portfolio Associate must obtain written pre-clearance from the CCO for all personal securities transactions for accounts for which is not an ECM managed account. The CCO will receive and review all quarterly transaction reports submitted by the Portfolio Associate pursuant to the Code. The CCO will review the reports to determine that his trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate improper trading activities.

ECM strictly forbids “front-running” client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts in anticipation of making a profit due to the timing of such trades. The CCO, or his designee the Portfolio Associate, will monitor employees’ investment patterns to detect these abuses. The Portfolio Associate will monitor the CCO’s personal securities transactions for compliance with the Code.

The CCO also will ensure that all books and records relating to the Code are properly maintained in an easily accessible place for at least five years after the end of the Adviser’s fiscal year, unless otherwise noted below. The books and records required to be maintained include the following:

•	A copy of each code of ethics for the organization that is in effect;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•

A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons, the first two years in an easily accessible place;

•	A record of the names of persons who are currently, or within the past five years were, access persons;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering; and

•	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

•	The Adviser’s annually certification and written report provided to the Fund’s board of directors or their designee.

J. Remedial Actions

Any violation of any provision of the Code may result in disciplinary action. If ECM discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the CCO and Portfolio Associate to review the facts surrounding the transactions. This meeting shall help ECM to determine the appropriate course of action. In the event that either the CCO or Portfolio Associate has potentially violated the any provision of the Code, the person in question will not participate in the determination of the appropriate course of action.

If a violation is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.

K. Disclosure of Interested Transactions

No Employee shall recommend any transactions with respect to a client’s account without first disclosing his or her interest, if any, in such security or the issuer thereof, including without limitation:

•	Any direct or indirect Beneficial Ownership of any Covered Securities of such issuer;

•	Any contemplated transaction by such Employee in such Covered Securities;

•	Any position with the issuer of the Covered Securities or its affiliates; and

•	Any present or proposed business relationship between the issuer of the Covered Securities or its affiliates and such Employee or any entity in which such Employee has a significant interest.

L. Acknowledgment of Receipt and Compliance

The Adviser will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Employee must provide the Adviser with a written acknowledgement (in the form attached hereto as Exhibit A) evidencing the fact that such Employee has received and reviewed, and understands, the Code.

EXHIBIT A

CODE OF ETHICS ACKNOWLEDGEMENT

Date

By signing hereunder, I,                                 , the undersigned, acknowledge that I have received the Code of Ethics of Evergreen Capital Management LLC (the “Code”) and represent that I have reviewed and understand the policies and procedures set forth therein.

Further, I represent that I have and will furnish to the Chief Compliance Officer (i) a holdings report, substantially in the form attached to the Code as Exhibit B as of the last day of the month immediately preceding the date on which I started employment with Evergreen Capital Management LLC (the “Adviser”), (ii) a holdings report, substantially in the form attached to the Code as Exhibit B as of the last day of the Adviser’s fiscal year, (iii) quarterly reports, substantially in the form attached to the Code as Exhibit C for every quarter ended thereafter and (iv) duplicate copies of broker-dealer account statements for the periods covered in clauses (i), (ii) and (iii) of this sentence.

By:

Name:

Title:

A-1

EXHIBIT B

HOLDINGS REPORT

Name of Access Person:

Type of Report (check one):	Initial Holdings Report (submitted within 10 days after becoming an access person)
Annual Holdings Report, as of year-end (submitted annually)

I.	Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II.	Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership as of             .

By:
Name:
Date:

B-1

EXHIBIT C

QUARTERLY TRANSACTION REPORT

Name of Access Person:

I.	Transactions

Trade Date and Transaction Type	Transaction Price and Number of Share	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended                        of covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

C-1

EXHIBIT D

Limited Offering & IPO Request and Reporting Form

Name of Issuer:

Type of Security:

Public Offering Date:
(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as an ECM Employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of an ECM Client; and

3.	To the best of my knowledge, no ECM Clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read the ECM Code of Ethics, and believe that the proposed trade fully complies with the requirements of this policy. I understand ECM reserves the right to direct me to rescind a trade even if approval is granted. I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:	Signature:

Print Name:

Internal Use Only

Approved Not Approved Person Approving

Reasons Supporting Decision to Approve/Not Approve:

C-1